Exhibit 99.1

Oceaneering Reports First Quarter 2023 Results

HOUSTON, April 26, 2023 – Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) today reported net income of $4.1 million, or $0.04 per share, on revenue of $537 million for the three months ended March 31, 2023. Adjusted net income was $5.4 million, or $0.05 per share, reflecting the impact of $0.3 million of pre-tax adjustments associated with foreign exchange gains recognized during the quarter and $1.5 million of discrete tax adjustments, primarily due to changes in valuation allowances and share-based compensation.

During the prior quarter ended December 31, 2022, Oceaneering reported net income of $23.1 million, or $0.23 per share, on revenue of $536 million. Adjusted net income was $6.4 million, or $0.06 per share, reflecting the impact of $0.2 million of pre-tax adjustments associated with foreign exchange losses recognized during the quarter and $(16.6) million of discrete tax adjustments, primarily due to changes in valuation allowances and certain adjustments to prior year taxes.

Adjusted net income (loss) and earnings (loss) per share; EBITDA and adjusted EBITDA (as well as EBITDA and adjusted EBITDA margins); and free cash flow are non-GAAP measures that exclude the impacts of certain identified items. Reconciliations to the corresponding GAAP measures are shown in the tables Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS), EBITDA and Adjusted EBITDA and Margins, Free Cash Flow, 2023 Adjusted EBITDA and Free Cash Flow Estimates, and EBITDA and Adjusted EBITDA and Margins by Segment. These tables are included below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

Summary of Results
(in thousands, except per share amounts)

	For the Three Months Ended
	Mar 31,		Dec 31,

	2023	2022	2022

Revenue	$536,987	$446,159	$536,223
Gross Margin	77,565	45,480	90,102
Income (Loss) from Operations	26,750	(1,039)	42,177
Net Income (Loss)	4,060	(19,210)	23,128

Diluted Earnings (Loss) Per Share	$0.04	$(0.19)	$0.23

For the first quarter of 2023:
•Net income was $4.1 million and consolidated adjusted EBITDA was $55 million
•Consolidated operating income was $27 million
•Cash position decreased by $64 million, from $569 million to $505 million

As of March 31, 2023:
•Remotely Operated Vehicles (ROV): fleet count was 250; Q1 utilization was 63%; and Q1 average revenue per day on hire was $9,176
•Manufactured Products backlog was $446 million

Affirmed guidance for 2023:
•Net income in the range of $75 million to $90 million
•Consolidated adjusted EBITDA in the range of $260 million to $310 million
•Free cash flow generation in the range of $75 million to $125 million
•Capital expenditures in the range of $90 million to $110 million

Roderick A. Larson, President and Chief Executive Officer of Oceaneering, stated, "Our consolidated first quarter 2023 results came in higher than guided, on better-than-expected revenue. We believe these results, combined with current bid activity levels, support the continuing recovery in our offshore markets. Consolidated first quarter 2023 revenue was essentially flat as compared to the fourth quarter of 2022, with revenue increases in our Manufactured Products and Integrity Management and Digital Solutions (IMDS) segments, due in part to the ongoing improvement in our offshore markets, being offset by a seasonal revenue decline in our Offshore Projects Group (OPG) segment. As compared to first quarter 2022, consolidated first quarter 2023 revenue was up more than 20%, led by significant revenue increases in our Manufactured Products and Subsea Robotics (SSR) segments. This is particularly encouraging since our first quarter has generally, over the last several years, represented the lowest revenue quarter of the year.

"Our consolidated adjusted EBITDA of $55.0 million exceeded our guidance range and consensus estimate for the first quarter of 2023. Consistent with the past few years, our cash balance declined during the first quarter. Cash decreased by $64 million in the first quarter of 2023 as compared to the $100 million decrease during the first quarter of 2022. We remain confident in our ability to generate positive free cash flow in the range of $75 million to $125 million for the full year. We believe market conditions continue to be supportive of healthy activity levels and pricing improvements in the majority of our energy businesses for the remainder of the year. As a result, we are maintaining our original adjusted EBITDA guidance range for the year.

Segment Results

"Our first quarter 2023 SSR operating income was significantly lower on a slight increase in revenue, as compared to the fourth quarter 2022. Sequentially, as expected, results were lower due to the absence of accrual releases that benefited the prior quarter and higher ROV and survey maintenance and mobilization costs in preparation for higher activity levels over the next several quarters. Consequently, EBITDA margin declined to 29% for the first quarter of 2023.

"Our fleet utilization and days on hire were essentially flat with the prior quarter. Utilization of 63% was up slightly over the 62% in the prior quarter, and our days on hire were down less than 1% on fewer available working days in the quarter. Our ROV fleet use during the first quarter 2023 was 65% in drill support and 35% in vessel-based activity, the same split as in the prior quarter. Average ROV revenue per day on hire of $9,176 was 2% higher than the previous quarter.

"Manufactured Products first quarter 2023 operating income improved significantly, as compared to the fourth quarter of 2022, on a 13% increase in segment revenue. Operating income margin improved to 10% in the first quarter of 2023, from a 6% margin in the fourth quarter 2022, due to better cost absorption and favorable project mix within our energy businesses. As expected, our energy businesses experienced slower sequential order intake in the first quarter of 2023, although bidding activity remained strong. Manufactured Products backlog was $446 million on March 31, 2023, compared to $467 million on December 31, 2022. Our book-to-bill ratio was 1.27 for the trailing 12 months, as compared to the book-to-bill ratio of 1.39 for the year ended December 31, 2022.

"Sequentially, our first quarter 2023 OPG operating income declined significantly as expected, on a 15% seasonal decline in revenue. Operating income margin declined to 5% in the first quarter, from

9% in the fourth quarter 2022, primarily due to lower seasonal pricing and vessel utilization in the Gulf of Mexico and higher diving-related costs in West Africa.

"IMDS first quarter 2023 operating income was lower than the fourth quarter 2022 on an 8% increase in revenue. The revenue increase resulted from expanded scopes being added to several projects. Operating income margin declined to 5% in the first quarter of 2023, from 9% in the fourth quarter 2022, which included a benefit associated with efficient personnel management for the full year of 2022.

"Aerospace and Defense Technologies (ADTech) first quarter 2023 operating income declined sequentially on relatively flat revenue. Operating income margin of 9% declined from the 11% achieved for the fourth quarter 2022 due to higher planned costs on several projects in our defense subsea technologies business.

"At the corporate level, for the first quarter of 2023, Unallocated Expenses of $35.3 million were at the low end of our guidance range.

Second Quarter 2023 Guidance

"For the second quarter, as compared to the first quarter, we anticipate significantly higher activity levels and operating profitability improvement in our OPG segment, higher activity levels and significant operating profitability improvement in our SSR and ADTech segments, higher activity levels and lower operating profitability in our Manufactured Products segment, and relatively flat activity levels and operating profitability in our IMDS business. Unallocated Expenses are forecast to be in the mid- to high-$30 million range. On a consolidated basis, sequentially, we expect second quarter 2023 operating results to improve significantly, with EBITDA in the range of $75 million to $85 million on a low- to mid-teens percentage increase in revenue.

Full-Year 2023 Guidance

"For the full year of 2023, at the segment level, as compared to 2022,:

•For SSR, we expect operating income to improve significantly on a mid-teens percentage increase in revenue, and EBITDA margin to average in the low 30% range. ROV fleet utilization is expected to be in the mid- to high-60% range for the year.
•For Manufactured Products, we forecast a significant increase in revenue and operating income, as compared to 2022. We expect operating income margin to improve slightly over 2022, averaging in the mid-single-digit range for the year. Bidding activity in our energy businesses remains robust and we expect our book-to-bill ratio to be in the range of 1.2 to 1.4 for the full year.
•For OPG, we expect relatively flat revenue and improved operating income margins in the low-teens range, driven by increased vessel utilization.
•For IMDS, we forecast slightly higher operating income results on higher revenue with operating margins remaining in the mid-single digit range for the year.
•For ADTech, we expect higher operating income results on increased revenue with an annual operating margin in the low-teens range.

"Unallocated Expenses are expected to average in the mid- to high-$30 million range per quarter for the remainder of 2023. We continue to forecast our 2023 cash tax payments to be in the range of $60 million to $65 million, and our organic capital expenditures to total between $90 million and $110 million. On a consolidated basis, we affirm our forecast for full-year 2023 adjusted EBITDA in the range of $260 million to $310 million.

Focus on Cash Generation

“We maintain our expectation of generating free cash flow in the range of $75 million to $125 million for the full year of 2023. Our use of cash in the first quarter was within the range expected and mirrors the same trend seen over the last few years. Also, consistent with the past several years, we project generating the bulk of our positive free cash flow in the second half of the year. While we remain focused on growth, we will continue to carefully monitor our markets and adjust as necessary to deliver on our free cash flow target."

This release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs, future expected business and financial performance and prospects of Oceaneering. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: forecasted ranges for full-year and second quarter 2023 consolidated EBITDA and adjusted EBITDA guidance ranges, full-year 2023 free cash flow generation and its timing, and capital expenditures; belief regarding market conditions' impact on its activity levels and pricing in the majority of its energy businesses for the remainder of 2023; expectations regarding second quarter 2023 segments activity levels and operating profitability, and range of unallocated expenses; expectations regarding full-year 2023 segments revenues, operating incomes and operating margins, and range of unallocated expenses, and forecasted cash tax payments; forecasted full-year 2023 ROV utilization rate, Manufactured Products book-to bill ratio, and directional OPG vessel utilization; anticipation of monitoring its markets and adjusting as necessary to deliver on the free cash flow target; and characterization of market fundamentals, conditions and dynamics, offshore energy activity levels, pricing levels, bidding activity, outlook, performance, opportunities, results, and financials as positive, encouraging, improving, seasonal, strong, supportive, robust, significant, or healthy.

The forward-looking statements included in this release are based on our current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include: factors affecting the level of activity in the oil and gas industry, including worldwide demand for and prices of oil and natural gas, oil and natural gas production growth and the supply and demand of offshore drilling rigs; actions by members of OPEC and other oil exporting countries; decisions about offshore developments to be made by oil and gas exploration, development and production companies; the use of subsea completions and our ability to capture associated market share; general economic and business conditions and industry trends; the strength of the industry segments in which we are involved; the continuing effects of the COVID-19 pandemic and variants thereof, and the governmental, customer, supplier, and other responses thereto; cancellations of contracts, change orders and other contractual modifications, force majeure declarations and the exercise of contractual suspension rights and the resulting adjustments to our backlog; collections from our customers; our future financial performance, including as a result of the availability, terms and deployment of capital; the consequences of significant changes in currency exchange rates; the volatility and uncertainties of credit markets; changes in tax laws, regulations and interpretation by taxing authorities; changes in, or our ability to comply with, other laws and governmental regulations, including those relating to the environment; the continued availability of qualified personnel; our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources; operating risks normally incident to offshore exploration, development and production operations; hurricanes and other adverse weather and sea conditions; cost and time associated with drydocking of our vessels; the highly competitive nature of our businesses; adverse outcomes from legal or regulatory proceedings; the risks associated with integrating businesses we acquire; rapid technological changes; and social, political, military and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts or terrorist attacks. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.
Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.
For more information on Oceaneering, please visit www.oceaneering.com.
Contact:
Mark Peterson

Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507
investorrelations@oceaneering.com
- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2023	Dec 31, 2022
		(in thousands)
ASSETS
Current assets (including cash and cash equivalents of $504,977 and $568,745)		$1,305,287	$1,297,060
Net property and equipment		427,370	438,449
Other assets		309,821	296,174
Total Assets		$2,042,478	$2,031,683

LIABILITIES AND EQUITY
Current liabilities		$575,228	$568,414
Long-term debt		700,695	700,973
Other long-term liabilities		240,249	236,492
Equity		526,306	525,804
Total Liabilities and Equity		$2,042,478	$2,031,683

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
	(in thousands, except per share amounts)

Revenue	$536,987	$446,159	$536,223
Cost of services and products	459,422	400,679	446,121
Gross margin	77,565	45,480	90,102
Selling, general and administrative expense	50,815	46,519	47,925
Income (loss) from operations	26,750	(1,039)	42,177
Interest income	4,466	796	2,749
Interest expense	(9,283)	(9,443)	(9,601)
Equity in income (losses) of unconsolidated affiliates	639	294	599
Other income (expense), net	78	444	(816)
Income (loss) before income taxes	22,650	(8,948)	35,108
Provision (benefit) for income taxes	18,590	10,262	11,980
Net Income (Loss)	$4,060	$(19,210)	$23,128

Weighted average diluted shares outstanding	102,029	99,963	101,597
Diluted earnings (loss) per share	$0.04	$(0.19)	$0.23

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended
	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
	($ in thousands)
Subsea Robotics
Revenue	$169,161	$127,989	$167,387
Gross margin	$44,631	$21,958	$54,013
Operating income (loss)	$33,654	$11,552	$43,689
Operating income (loss) %	20%	9%	26%
ROV days available	22,500	22,500	23,000
ROV days utilized	14,228	11,842	14,350
ROV utilization	63%	53%	62%

Manufactured Products
Revenue	$112,939	$82,692	$100,174
Gross margin	$19,754	$11,002	$14,744
Operating income (loss)	$11,280	$2,643	$6,132
Operating income (loss) %	10%	3%	6%
Backlog at end of period	$446,000	$334,000	$467,000

Offshore Projects Group
Revenue	$104,307	$97,397	$122,476
Gross margin	$13,024	$7,737	$17,548
Operating income (loss)	$5,514	$666	$10,745
Operating income (loss) %	5%	1%	9%

Integrity Management & Digital Solutions
Revenue	$60,083	$56,570	$55,411
Gross margin	$8,849	$9,199	$9,932
Operating income (loss)	$3,082	$3,508	$4,866
Operating income (loss) %	5%	6%	9%

Aerospace and Defense Technologies
Revenue	$90,497	$81,511	$90,775
Gross margin	$15,100	$16,870	$16,402
Operating income (loss)	$8,496	$11,844	$10,320
Operating income (loss) %	9%	15%	11%

Unallocated Expenses
Gross margin	$(23,793)	$(21,286)	$(22,537)
Operating income (loss)	$(35,276)	$(31,252)	$(33,575)

Total
Revenue	$536,987	$446,159	$536,223
Gross margin	$77,565	$45,480	$90,102
Operating income (loss)	$26,750	$(1,039)	$42,177
Operating income (loss) %	5%	—%	8%

The above Segment Information does not include adjustments for non-recurring transactions. See the tables below under the caption "Reconciliations of Non-GAAP to GAAP Financial Information" for financial measures that our management considers in evaluating our ongoing operations.

SELECTED CASH FLOW INFORMATION

	For the Three Months Ended
	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
	(in thousands)

Capital Expenditures, including Acquisitions	$18,308	$19,319	$25,949

Depreciation and Amortization:
Energy Services and Products
Subsea Robotics	$14,940	$19,001	$15,139
Manufactured Products	3,044	3,072	2,915
Offshore Projects Group	7,128	7,297	7,024
Integrity Management & Digital Solutions	858	1,030	840
Total Energy Services and Products	25,970	30,400	25,918
Aerospace and Defense Technologies	653	656	705
Unallocated Expenses	1,198	963	1,218
Total Depreciation and Amortization	$27,821	$32,019	$27,841

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with U.S. generally accepted accounting principles ("GAAP"), this Press Release also includes non-GAAP financial measures (as defined under certain rules and regulations promulgated by the Securities and Exchange Commission). We have included Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share, each of which excludes the effects of certain specified items, as set forth in the tables that follow. As a result, these amounts are non-GAAP financial measures. We believe these are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses these measures as measures of the performance of our operations. We have also included disclosures of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), EBITDA Margins, 2023 Adjusted EBITDA Estimates, and Free Cash Flow, as well as the following by segment: EBITDA, EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins. We define EBITDA Margin as EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margins and related information by segment exclude the effects of certain specified items, as set forth in the tables that follow. EBITDA and EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins, and related information by segment are each non-GAAP financial measures. We define Free Cash Flow as cash flow provided by operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions). We have included these disclosures in this press release because EBITDA, EBITDA Margins and Free Cash Flow are widely used by investors for valuation purposes and for comparing our financial performance with the performance of other companies in our industry, and the adjusted amounts thereof provide more consistent measures than the unadjusted amounts. Furthermore, our management uses these measures for purposes of evaluating our financial performance. Our presentation of EBITDA, EBITDA Margins and Free Cash Flow (and the Adjusted amounts thereof) may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as substitutes for our reported operating results, cash flows or any other measure prepared and reported in accordance with GAAP. The tables that follow provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Three Months Ended
	Mar 31, 2023		Mar 31, 2022		Dec 31, 2022
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$4,060	$0.04	$(19,210)	$(0.19)	$23,128	$0.23
Pre-tax adjustments for the effects of:
Foreign currency (gains) losses	(267)		(406)		193
Total pre-tax adjustments	(267)		(406)		193

Tax effect on pre-tax adjustments at the applicable jurisdictional statutory rate in effect for respective periods	84		90		(333)
Discrete tax items:
Share-based compensation	(1,367)		140		—
Uncertain tax positions	89		(632)		(669)
Valuation allowances	3,576		14,927		(7,679)
Other	(793)		(1,322)		(8,263)
Total discrete tax adjustments	1,505		13,113		(16,611)
Total of adjustments	1,322		12,797		(16,751)
Adjusted Net Income (Loss)	$5,382	$0.05	$(6,413)	$(0.06)	$6,377	$0.06
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		102,029		99,963		101,597

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins

	For the Three Months Ended
	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
	($ in thousands)

Net income (loss)	$4,060	$(19,210)	$23,128
Depreciation and amortization	27,821	32,019	27,841
Subtotal	31,881	12,809	50,969
Interest expense, net of interest income	4,817	8,647	6,852
Amortization included in interest expense	26	200	33
Provision (benefit) for income taxes	18,590	10,262	11,980
EBITDA	55,314	31,918	69,834
Adjustments for the effects of:
Foreign currency (gains) losses	(267)	(406)	193
Total of adjustments	(267)	(406)	193
Adjusted EBITDA	$55,047	$31,512	$70,027

Revenue	$536,987	$446,159	$536,223

EBITDA margin %	10%	7%	13%
Adjusted EBITDA margin %	10%	7%	13%

Free Cash Flow

	For the Three Months Ended
	Mar 31, 2023	Mar 31, 2022	Dec 31, 2022
	(in thousands)
Net Income (loss)	$4,060	$(19,210)	$23,128
Non-cash adjustments:
Depreciation and amortization	27,821	32,019	27,841
Other non-cash	(188)	592	2,991
Other increases (decreases) in cash from operating activities	(74,612)	(93,902)	105,506
Cash flow provided by (used in) operating activities	(42,919)	(80,501)	159,466
Purchases of property and equipment	(18,308)	(19,319)	(25,949)
Free Cash Flow	$(61,227)	$(99,820)	$133,517

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

2023 Adjusted EBITDA Estimates

	For the Three Months Ended
	June 30, 2023
	Low	High
	(in thousands)
Income (loss) before income taxes	$47,000	$51,000
Depreciation and amortization	24,000	28,000
Subtotal	71,000	79,000
Interest expense, net of interest income	4,000	6,000
Adjusted EBITDA	$75,000	$85,000

	For the Year Ended
	December 31, 2023
	Low	High
	(in thousands)
Income (loss) before income taxes	$145,000	$175,000
Depreciation and amortization	100,000	115,000
Subtotal	245,000	290,000
Interest expense, net of interest income	15,000	20,000
Adjusted EBITDA	$260,000	$310,000

2023 Free Cash Flow Estimate

	For the Year Ended
	December 31, 2023
	Low	High
	(in thousands)
Net income (loss)	$75,000	$90,000
Depreciation and amortization	100,000	115,000
Other increases (decreases) in cash from operating activities	(10,000)	30,000
Cash flow provided by (used in) operating activities	165,000	235,000
Purchases of property and equipment	(90,000)	(110,000)
Free Cash Flow	$75,000	$125,000

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended March 31, 2023
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$33,654	$11,280	$5,514	$3,082	$8,496	$(35,276)	$26,750
Adjustments for the effects of:
Depreciation and amortization	14,940	3,044	7,128	858	653	1,198	27,821
Other pre-tax	—	—	—	—	—	743	743
EBITDA	48,594	14,324	12,642	3,940	9,149	(33,335)	55,314
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(267)	(267)
Total of adjustments	—	—	—	—	—	(267)	(267)
Adjusted EBITDA	$48,594	$14,324	$12,642	$3,940	$9,149	$(33,602)	$55,047

Revenue	$169,161	$112,939	$104,307	$60,083	$90,497		$536,987
Operating income (loss) % as reported in accordance with GAAP	20%	10%	5%	5%	9%		5%
EBITDA Margin	29%	13%	12%	7%	10%		10%
Adjusted EBITDA Margin	29%	13%	12%	7%	10%		10%

	For the Three Months Ended March 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$11,552	$2,643	$666	$3,508	$11,844	$(31,252)	$(1,039)
Adjustments for the effects of:
Depreciation and amortization	19,001	3,072	7,297	1,030	656	963	32,019
Other pre-tax	—	—	—	—	—	938	938
EBITDA	30,553	5,715	7,963	4,538	12,500	(29,351)	31,918
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(406)	(406)
Total of adjustments	—	—	—	—	—	(406)	(406)
Adjusted EBITDA	$30,553	$5,715	$7,963	$4,538	$12,500	$(29,757)	$31,512

Revenue	$127,989	$82,692	$97,397	$56,570	$81,511		$446,159
Operating income (loss) % as reported in accordance with GAAP	9%	3%	1%	6%	15%		—%
EBITDA Margin	24%	7%	8%	8%	15%		7%
Adjusted EBITDA Margin	24%	7%	8%	8%	15%		7%

`

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended December 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$43,689	$6,132	$10,745	$4,866	$10,320	$(33,575)	$42,177
Adjustments for the effects of:
Depreciation and amortization	15,139	2,915	7,024	840	705	1,218	27,841
Other pre-tax	—	—	—	—	—	(184)	(184)
EBITDA	58,828	9,047	17,769	5,706	11,025	(32,541)	69,834
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	193	193
Total of adjustments	—	—	—	—	—	193	193
Adjusted EBITDA	$58,828	$9,047	$17,769	$5,706	$11,025	$(32,348)	$70,027

Revenue	$167,387	$100,174	$122,476	$55,411	$90,775		$536,223
Operating income (loss) % as reported in accordance with GAAP	26%	6%	9%	9%	11%		8%
EBITDA Margin	35%	9%	15%	10%	12%		13%
Adjusted EBITDA Margin	35%	9%	15%	10%	12%		13%